Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Shannon Susko
	Senior Vice President, Finance & Investor Relations	Senior Vice President, Chief Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS SECOND QUARTER 2024 RESULTS
-- Diluted EPS of $2.16; Adjusted Diluted EPS of $2.42 --
-- Reaffirms 2024 Adjusted Diluted EPS Guidance Floor of Greater Than $6.80 --

•Adjusted diluted EPS of $2.42, up 15% from $2.10 in the second quarter of 2023.
•Premium and service revenues of $36.0 billion in the second quarter of 2024.
•Membership increase of 34% in Marketplace, compared to the second quarter of 2023.

ST. LOUIS, July 26, 2024 -- Centene Corporation (NYSE: CNC) ("the Company") announced today its financial results for the second quarter ended June 30, 2024. In summary, the 2024 second quarter results were as follows:

Total revenues (in millions)	$39,836
Premium and service revenues (in millions)	$35,973
Health benefits ratio	87.6%
SG&A expense ratio	8.0%
Adjusted SG&A expense ratio (1)	8.0%
GAAP diluted EPS	$2.16
Adjusted diluted EPS (1)	$2.42
Total cash flow provided by operations (in millions)	$2,175

(1)
Represents a non-GAAP financial measure. A full reconciliation of the adjusted diluted earnings per share (EPS) and adjusted selling, general and administrative (SG&A) expenses is shown in the Non-GAAP Financial Presentation section of this release.

"While we have work to do in Medicaid as redeterminations wind down, the overall performance of the diversified portfolio enables us to remain on track for 2024 adjusted diluted EPS guidance," said Chief Executive Officer of Centene, Sarah M. London. "At the same time, we continue to make important progress on operations and quality that positions us well to serve our members and deliver long-term profitable growth."

Other Events

•In July, Centene entered into a definitive agreement to sell Collaborative Health Systems, a management services organization, to Astrana Health, Inc. The transaction is expected to close by the end of 2024.

•In May, Centene's Kansas subsidiary, Sunflower Health Plan, was selected to continue providing managed health care services through KanCare, the State of Kansas' Medicaid and Children's Health Insurance Program (CHIP). The new, three-year contract is expected to take effect on January 1, 2025, with the option to renew for up to two, 12-month extensions.

Awards & Community Engagement

•Centene received several recognitions in June, including being ranked No. 22 on the annual Fortune 500 List and No. 224 on Forbes Global 2000 list, up from No. 259 in 2023. US News and World Report also named Centene to its Best Companies to Work For (Health Services Industry). Centene's Chief Health Officer, Dr. Alice Hm Chen, was named to Modern Healthcare's list of 50 Most Influential Clinical Executives 2024.

•In May, Centene was named one of the Top 50 Companies for Diversity by Fair360 (formerly DiversityInc) for the fifth consecutive year. Centene ranked No. 26 on this year's list, up 11 spots from No. 37. Centene was also recognized as a Top Disability-Friendly Company 2024 by DIVERSITYCOMM Media; included as one of the Best Employers for Diversity 2024 by Forbes and for being one of America’s Greatest Workplaces for Mental Wellbeing by Newsweek.

•The Centene Foundation, the philanthropy arm of Centene Corporation, announced a partnership with McCormack Baron Salazar – one of the nation's affordable housing leaders – to increase access to affordable housing. The multi-year partnership is anticipated to create thousands of housing units and drive improved outcomes for Medicaid-eligible populations through increased access to health-related services.

Membership

The following table sets forth membership by line of business:

	June 30,
	2024	2023
Traditional Medicaid (1)	11,640,900	14,260,400
High Acuity Medicaid (2)	1,499,000	1,799,200
Total Medicaid	13,139,900	16,059,600
Commercial Marketplace	4,401,300	3,295,200
Commercial Group	426,400	435,000
Total Commercial	4,827,700	3,730,200
Medicare (3)	1,138,400	1,329,000
Medicare PDP	6,603,600	4,493,700
Total at-risk membership	25,709,600	25,612,500
TRICARE eligibles	2,768,000	2,799,300
Total	28,477,600	28,411,800

(1)	Membership includes Temporary Assistance for Needy Families (TANF), Medicaid Expansion, Children's Health Insurance Program (CHIP), Foster Care and Behavioral Health.
(2)	Membership includes Aged, Blind, or Disabled (ABD), Intellectual and Developmental Disabilities (IDD), Long-Term Services and Supports (LTSS) and Medicare-Medicaid Plans (MMP) Duals.
(3)	Membership includes Medicare Advantage and Medicare Supplement.

Premium and Service Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended June 30,
	2024	2023	% Change
Medicaid	$20,250	$21,895	(8)%
Commercial	8,535	5,734	49%
Medicare (1)	5,978	5,665	6%
Other	1,210	1,544	(22)%
Total premium and service revenues	$35,973	$34,838	3%

(1)	Medicare includes Medicare Advantage, Medicare Supplement, Dual Eligible Special Needs Plans (D-SNPs) and Medicare Prescription Drug Plan (PDP).

Statement of Operations: Three Months Ended June 30, 2024

•For the second quarter of 2024, premium and service revenues increased 3% to $36.0 billion from $34.8 billion in the comparable period of 2023. The increase was primarily driven by membership growth in the Marketplace business due to strong product positioning as well as overall market growth and outperformance in Marketplace risk adjustment for the 2023 benefit year, partially offset by recent divestitures in the Other segment and lower Medicaid membership primarily due to redeterminations.

•Health benefits ratio (HBR) of 87.6% for the second quarter of 2024 represents an increase from 87.0% in the comparable period in 2023. The increase was driven by higher acuity in Medicaid as we progressed through the redetermination process and continue to work with states to match rates with acuity. The increase was also driven by Medicare Star rating impacts. The increase was partially offset by Marketplace membership growth and improved margin through strong 2024 product design and execution as well as outperformance in Marketplace risk adjustment for the 2023 benefit year.

•The SG&A expense ratio was 8.0% for the second quarter of 2024, compared to 8.7% in the second quarter of 2023. The adjusted SG&A expense ratio was 8.0% for the second quarter of 2024, compared to 8.6% in the second quarter of 2023. The decreases were driven by Marketplace risk adjustment revenue, the divestiture of Circle Health Group (Circle Health), which operated at a higher SG&A expense ratio, and ongoing SG&A reduction initiatives. The decreases were partially offset by growth in the Marketplace business, which operates at a meaningfully higher SG&A expense ratio as compared to Medicaid.

•The effective tax rate was 24.4% for the second quarter of 2024, compared to 25.4% in the second quarter of 2023. The effective tax rate for the second quarter of 2024 reflects tax effects of settlements with taxing authorities. For the second quarter of 2024, our effective tax rate on adjusted earnings was 24.4%, compared to 24.9% in the second quarter of 2023.

•Cash flow provided by operations for the second quarter of 2024 was $2.2 billion, primarily driven by net earnings and risk adjustment accruals for the 2024 benefit year.

Balance Sheet

At June 30, 2024, the Company had cash, investments and restricted deposits of $38.5 billion and maintained $217 million of cash and cash equivalents in its unregulated entities. Medical claims liabilities totaled $18.2 billion. The Company's days in claims payable was 54 days, an increase of one day as compared to the first quarter of 2024, and an increase of two days as compared to the second quarter of 2023. Total debt was $17.6 billion, which included no borrowings on the $2.0 billion Revolving Credit Facility at quarter end.

During the second quarter of 2024, the Company repurchased 10.7 million shares for $800 million. As of July 26, 2024, $4.4 billion remains available under the Company's stock repurchase program.

Outlook

The Company reaffirms its 2024 GAAP diluted EPS guidance floor of greater than $5.94 and its 2024 adjusted diluted EPS guidance floor of greater than $6.80. A full reconciliation of adjusted diluted EPS is shown in the Non-GAAP Financial Presentation section of this release.

The Company is increasing its 2024 premium and service revenues guidance range by $5.0 billion to a range of $141.0 billion to $143.0 billion to reflect an additional $2.0 billion Commercial premium revenue, $2.0 billion Medicare premium revenue and $1.0 billion Medicaid premium revenue. The Company's total revenue guidance has been updated to $155.0 billion to $157.0 billion. Additionally, the 2024 HBR is expected to be at the high end of the previous guidance range, approximately 87.9%.

Conference Call

As previously announced, the Company will host a conference call Friday, July 26, 2024, at 8:30 a.m. ET to review the financial results for the second quarter ended June 30, 2024.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 4980577 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly following the completion of the call for the next 12 months or until 11:59 p.m. ET on Friday, July 25, 2025, at the aforementioned URL. In addition, a digital audio playback will be available until 9 a.m. ET on Friday, August 2, 2024, by dialing 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, or +1-412-317-0088 from abroad, and entering access code 7407521.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally in evaluating the Company's performance and for planning purposes, by allowing management to focus on period-to-period changes in the Company's core business operations, and in determining employee incentive compensation. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP financial measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

The Company believes the presentation of non-GAAP financial measures that excludes amortization of acquired intangible assets, acquisition and divestiture related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's core performance over time.

The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
GAAP net earnings attributable to Centene	$1,146	$1,058	$2,309	$2,188
Amortization of acquired intangible assets	173	179	346	362
Acquisition and divestiture related expenses	6	13	67	36
Other adjustments (1)	2	(74)	(97)	(127)
Income tax effects of adjustments (2)	(44)	(21)	(126)	(135)
Adjusted net earnings	$1,283	$1,155	$2,499	$2,324

(1) Other adjustments include the following pre-tax items:
2024:
(a) for the three months ended June 30, 2024: gain on the previously reported divestiture of Circle Health of $10 million, an additional loss on the divestiture of our Spanish and Central European businesses of $7 million, severance costs due to a restructuring of $4 million, reduction to the net gain on the sale of property due to closing costs of $3 million and net gain on the finalization of working capital adjustments for the previously reported divestiture of Magellan Specialty Health of $2 million;

(b) for the six months ended June 30, 2024: net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration and finalization of working capital adjustments of $83 million, net gain on the sale of property of $21 million, gain on the previously reported divestiture of Circle Health of $20 million, Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contract of $14 million, severance costs due to a restructuring of $13 million, an additional loss on the divestiture of our Spanish and Central European businesses of $7 million and gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments of $7 million.

2023:
(a) for the three months ended June 30, 2023: gain on the sale of Apixio of $91 million, gain on the previously reported divestiture of Centurion of $15 million, an additional loss on the divestiture of our Spanish and Central European businesses of $13 million and real estate impairments of $19 million;

(b) for the six months ended June 30, 2023: gain on the sale of Apixio of $91 million, gain on the sale of Magellan Specialty Health of $79 million, gain on the previously reported divestiture of Centurion of $15 million, an additional loss on the divestiture of our Spanish and Central European businesses of $13 million and real estate impairments of $45 million.

(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. The six months ended June 30, 2023, includes a one-time income tax benefit of $69 million resulting from the distribution of long-term stock awards to the estate of the Company's former CEO.

	Three Months Ended June 30,		Six Months Ended June 30,		Annual Guidance December 31, 2024
	2024	2023	2024	2023
GAAP diluted EPS attributable to Centene	$2.16	$1.92	$4.32	$3.96	greater than $5.94
Amortization of acquired intangible assets	0.33	0.33	0.65	0.66	~$1.32
Acquisition and divestiture related expenses	0.01	0.02	0.13	0.07	~$0.13
Other adjustments (3)	—	(0.13)	(0.18)	(0.23)	~$(0.19)
Income tax effects of adjustments (4)	(0.08)	(0.04)	(0.24)	(0.25)	~$(0.40)
Adjusted diluted EPS	$2.42	$2.10	$4.68	$4.21	greater than $6.80

(3) Other adjustments include the following pre-tax items:
2024:
(a) for the three months ended June 30, 2024: gain on the previously reported divestiture of Circle Health of $0.02 per share ($0.02 after-tax), an additional loss on the divestiture of our Spanish and Central European businesses of $0.01 per share ($0.01 after-tax) and severance costs due to a restructuring of $0.01 per share ($0.01 after-tax);

(b) for the six months ended June 30, 2024: net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration and finalization of working capital adjustments of $0.15 per share ($0.11 after-tax), net gain on the sale of property of $0.04 per share ($0.03 after-tax), gain on the previously reported divestiture of Circle Health of $0.04 per share ($0.12 after-tax), Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contract of $0.03 per share ($0.02 after-tax), severance costs due to a restructuring of $0.02 per share ($0.02 after-tax), an additional loss on the divestiture of our Spanish and Central European businesses of $0.01 per share ($0.01 after-tax) and gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments of $0.01 per share ($0.01 after-tax);

(c) for the year ended December 31, 2024, an estimated: $0.16 ($0.12 after-tax) net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration and finalization of working capital adjustments, $0.04 ($0.03 after-tax) net gain on the sale of property, $0.04 ($0.12 after-tax) gain on the previously reported divestiture of Circle Health, $0.03 ($0.02 after-tax) Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contract, $0.02 ($0.01 after-tax) severance costs due to a restructuring, $0.01 ($0.01 after-tax) additional loss on the previously reported divestiture of our Spanish and Central European businesses and $0.01 ($0.01 after-tax) gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments.

2023:
(a) for the three months ended June 30, 2023: gain on the sale of Apixio of $0.16 per share ($0.11 after-tax), gain on the previously reported divestiture of Centurion of $0.02 per share ($0.01 after-tax), an additional loss on the divestiture of our Spanish and Central European businesses of $0.02 per share ($0.01 after-tax) and real estate impairments of $0.03 per share ($0.02 after-tax);

(b) for the six months ended June 30, 2023: gain on the sale of Apixio of $0.16 per share ($0.11 after-tax), gain on the sale of Magellan Specialty Health of $0.14 per share ($0.12 after-tax), gain on the previously reported divestiture of Centurion of $0.03 per share ($0.02 after-tax), an additional loss on the divestiture of our Spanish and Central European businesses of $0.02 per share ($0.01 after-tax) and real estate impairments of $0.08 per share ($0.06 after-tax).

(4) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. The six months ended June 30, 2023, include a one-time income tax benefit of $0.12 resulting from the distribution of long-term stock awards to the estate of the Company's former CEO.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
GAAP selling, general and administrative expenses	$2,894	$3,016	$6,112	$6,027
Less:
Acquisition and divestiture related expenses	6	13	67	36
Restructuring costs	4	—	13	—
Real estate optimization	—	1	—	7
Adjusted selling, general and administrative expenses	$2,884	$3,002	$6,032	$5,984

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition and divestiture related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder's equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period divided by number of days in such period. Average medical claims expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities divided by average medical claims expense. Days in claims payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State-directed Payments: Payments directed by a state that have minimal risk but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. In many instances, the Company has little visibility to the timing of these payments until they are paid by a state.

•Pass-through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to more than 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace and the TRICARE program. The Company also contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and value creation as well as the development of its people, systems and capabilities so that it can better serve its members, providers, local communities and government partners.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "guidance," "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue" and other similar words or expressions (and the negative thereof). Centene Corporation and its subsidiaries (Centene, the Company, our or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, competition, expected contract start dates and terms, expected activities in connection with completed and future acquisitions and dispositions, our investments, and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments, and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events, or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables, and events including, but not limited to: our ability to design and price products that are competitive and/or actuarially sound including but not limited to any impacts resulting from Medicaid redeterminations; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates; competition, including for providers, broker distribution networks, contract reprocurements and organic growth; our ability to adequately anticipate demand and provide for operational resources to maintain service level requirements; our ability to manage our information systems effectively; disruption, unexpected costs, or similar risks from business transactions, including acquisitions, divestitures, and changes in our relationships with third parties; impairments to real estate, investments, goodwill and intangible assets; changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain skilled personnel; membership and revenue declines or unexpected trends; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; changes in healthcare practices, new technologies, and advances in medicine; our ability to effectively and ethically use artificial intelligence and machine learning in compliance with applicable laws; increased healthcare costs; inflation and interest rates; the effect of social, economic, and political conditions and geopolitical events, including as a result of changes in U.S. presidential administrations or Congress; changes in market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act

(collectively referred to as the ACA) and any regulations enacted thereunder; uncertainty concerning government shutdowns, debt ceilings or funding; tax matters; disasters, climate-related incidents, acts of war or aggression or major epidemics; changes in expected contract start dates and terms; changes in provider, broker, vendor, state, federal and other contracts and delays in the timing of regulatory approval of contracts, including due to protests; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare or other customers); the difficulty of predicting the timing or outcome of legal or regulatory audits, investigations, proceedings or matters including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices on acceptable terms, or at all, or whether additional claims, reviews or investigations will be brought by states, the federal government or shareholder litigants, or government investigations; challenges to our contract awards; cyber-attacks or other data security incidents or our failure to comply with applicable privacy, data or security laws and regulations; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the terms of our contracts and the undertakings in connection with any regulatory, governmental, or third party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price, or accretion for acquisitions or dispositions; losses in our investment portfolio; restrictions and limitations in connection with our indebtedness; a downgrade of our corporate family rating, issuer rating or credit rating of our indebtedness; the availability of debt and equity financing on terms that are favorable to us and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission (SEC). This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition, and results of operations, in our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs. The guidance in this press release is only effective as of the date given, July 26, 2024, and will not be updated or affirmed unless and until we publicly announce updated or affirmed guidance.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,605	$17,193
Premium and trade receivables	16,587	15,532
Short-term investments	2,609	2,459
Other current assets	1,605	5,572
Total current assets	38,406	40,756
Long-term investments	16,870	16,286
Restricted deposits	1,415	1,386
Property, software and equipment, net	2,041	2,019
Goodwill	17,558	17,558
Intangible assets, net	5,755	6,101
Other long-term assets	1,092	535
Total assets	$83,137	$84,641
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$18,173	$18,000
Accounts payable and accrued expenses	12,232	16,420
Return of premium payable	1,615	1,462
Unearned revenue	597	715
Current portion of long-term debt	112	119
Total current liabilities	32,729	36,716
Long-term debt	17,516	17,710
Deferred tax liability	665	641
Other long-term liabilities	4,770	3,618
Total liabilities	55,680	58,685
Commitments and contingencies
Redeemable noncontrolling interests	16	19
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at June 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 619,495 issued and 526,001 outstanding at June 30, 2024, and 615,291 issued and 534,484 outstanding at December 31, 2023	1	1
Additional paid-in capital	20,461	20,304
Accumulated other comprehensive (loss)	(646)	(652)
Retained earnings	14,352	12,043
Treasury stock, at cost (93,494 and 80,807 shares, respectively)	(6,817)	(5,856)
Total Centene stockholders' equity	27,351	25,840
Nonredeemable noncontrolling interest	90	97
Total stockholders' equity	27,441	25,937
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$83,137	$84,641

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Premium	$35,140	$33,713	$70,669	$67,538
Service	833	1,125	1,641	2,252
Premium and service revenues	35,973	34,838	72,310	69,790
Premium tax	3,863	2,770	7,933	6,707
Total revenues	39,836	37,608	80,243	76,497
Expenses:
Medical costs	30,765	29,347	61,697	58,781
Cost of services	680	877	1,349	1,747
Selling, general and administrative expenses	2,894	3,016	6,112	6,027
Depreciation expense	133	146	268	288
Amortization of acquired intangible assets	173	179	346	362
Premium tax expense	3,962	2,854	8,123	6,865
Impairment	—	18	13	38
Total operating expenses	38,607	36,437	77,908	74,108
Earnings from operations	1,229	1,171	2,335	2,389
Other income (expense):
Investment and other income	463	425	1,008	778
Interest expense	(176)	(181)	(354)	(361)
Earnings before income tax	1,516	1,415	2,989	2,806
Income tax expense	370	360	685	621
Net earnings	1,146	1,055	2,304	2,185
Loss attributable to noncontrolling interests	—	3	5	3
Net earnings attributable to Centene Corporation	$1,146	$1,058	$2,309	$2,188

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$2.16	$1.93	$4.34	$3.98
Diluted earnings per common share	$2.16	$1.92	$4.32	$3.96

Weighted average number of common shares outstanding:
Basic	529,602	548,932	532,385	549,850
Diluted	530,755	550,308	534,517	551,996

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net earnings	$2,304	$2,185
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	614	650
Stock compensation expense	132	117
Impairment	13	38
Deferred income taxes	40	(160)
(Gain) loss on divestitures, net	(103)	(172)
Other adjustments, net	(11)	68
Changes in assets and liabilities
Premium and trade receivables	(1,059)	(319)
Other assets	(404)	(325)
Medical claims liabilities	173	139
Unearned revenue	(118)	1,895
Accounts payable and accrued expenses	(1,704)	618
Other long-term liabilities	1,838	2,081
Other operating activities, net	4	—
Net cash provided by operating activities	1,719	6,815
Cash flows from investing activities:
Capital expenditures	(337)	(440)
Purchases of investments	(3,434)	(3,199)
Sales and maturities of investments	2,497	2,293
Divestiture proceeds, net of divested cash	959	669
Net cash used in investing activities	(315)	(677)
Cash flows from financing activities:
Proceeds from long-term debt	350	1,281
Payments and repurchases of long-term debt	(565)	(1,322)
Common stock repurchases	(954)	(828)
Proceeds from common stock issuances	25	21
Purchase of noncontrolling interest	—	(85)
Other financing activities, net	(4)	—
Net cash used in financing activities	(1,148)	(933)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	7	(7)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	263	5,198
Cash, cash equivalents and restricted cash and cash equivalents, beginning of period	17,452	12,330
Cash, cash equivalents and restricted cash and cash equivalents, end of period	$17,715	$17,528
Supplemental disclosures of cash flow information:
Interest paid	$352	$348
Income taxes paid	$610	$592

The following table provides a reconciliation of cash, cash equivalents and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	June 30,
	2024	2023
Cash and cash equivalents	$17,605	$17,170
Restricted cash and cash equivalents, included in restricted deposits	110	358
Total cash, cash equivalents and restricted cash and cash equivalents	$17,715	$17,528

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q2	Q1	Q4	Q3	Q2
	2024	2024	2023	2023	2023
MEMBERSHIP
Traditional Medicaid (1)	11,640,900	11,750,000	12,754,000	13,470,900	14,260,400
High Acuity Medicaid (2)	1,499,000	1,547,600	1,718,000	1,769,600	1,799,200
Total Medicaid	13,139,900	13,297,600	14,472,000	15,240,500	16,059,600
Commercial Marketplace	4,401,300	4,348,800	3,900,100	3,681,600	3,295,200
Commercial Group	426,400	422,700	427,500	424,200	435,000
Total Commercial	4,827,700	4,771,500	4,327,600	4,105,800	3,730,200
Medicare (3)	1,138,400	1,146,800	1,284,200	1,310,600	1,329,000
Medicare PDP	6,603,600	6,438,900	4,617,800	4,539,800	4,493,700
Total at-risk membership	25,709,600	25,654,800	24,701,600	25,196,700	25,612,500
TRICARE eligibles	2,768,000	2,768,000	2,773,200	2,773,200	2,799,300
Total	28,477,600	28,422,800	27,474,800	27,969,900	28,411,800

(1)	Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2)	Membership includes ABD, IDD, LTSS and MMP Duals.
(3)	Membership includes Medicare Advantage and Medicare Supplement.

NUMBER OF EMPLOYEES	60,000	59,900	67,700	67,800	68,300

DAYS IN CLAIMS PAYABLE	54	53	54	53	52

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$37,421	$36,528	$36,314	$35,988	$35,799
Unregulated	1,078	1,018	1,010	1,020	1,046
Total	$38,499	$37,546	$37,324	$37,008	$36,845

DEBT TO CAPITALIZATION	39.1%	40.0%	40.7%	41.5%	41.1%

OPERATING RATIOS	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
HBR	87.6%	87.0%	87.3%	87.0%
SG&A expense ratio	8.0%	8.7%	8.5%	8.6%
Adjusted SG&A expense ratio	8.0%	8.6%	8.3%	8.6%

HBR BY PRODUCT	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Medicaid	92.8%	88.9%	91.8%	89.5%
Commercial	73.4%	81.0%	73.4%	78.7%
Medicare (4)	89.2%	86.2%	90.0%	85.7%

(4)	Medicare includes Medicare Advantage, Medicare Supplement, D-SNPs and Medicare PDP.

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, June 30, 2023	$16,884
Less: Reinsurance recoverables	20
Balance, June 30, 2023, net	16,864
Incurred related to:
Current period	123,420
Prior periods	(1,945)
Total incurred	121,475
Paid related to:
Current period	107,316
Prior periods	13,243
Total paid	120,559
Plus: Premium deficiency reserve	335
Balance, June 30, 2024, net	18,115
Plus: Reinsurance recoverables	58
Balance, June 30, 2024	$18,173

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the "Incurred related to: Prior periods" amount may be offset as Centene actuarially determines the "Incurred related to: Current period." Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $354 million was recorded as a reduction to premium revenues resulting from development within "Incurred related to: Prior periods" due to minimum HBR and other return of premium programs.

The amount of the "Incurred related to: Prior periods" above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service June 30, 2023, and prior.